Exhibit 99.1

       "DALLAS - AMRESCO, INC. (Nasdaq: AMMB) announced today that according to the certified results of the independent inspector of election, stockholders re-elected James P. Cotton, Jr. Amy J. Jorgensen, and elected Jonathan S. Pettee as class II directors for a three year term.
       AMRESCO's nominees received 58% of the votes cast while Financial Acquisition Partners, L.P. (the "Arabia Group") nominees received 42% of the votes cast. Furthermore, stockholders rejected each of the Arabia Group's proposed bylaw amendments (67% of the votes cast were against) and approved the appointment of Deloitte & Touche as the company's independent accountants for 2001.
       Randolph E. Brown, Chairman and Chief Executive Officer of AMRESCO said, "We are very pleased that stockholders support our continued efforts to maximize stockholder value. Although we need to work to regain the support of those shareholders that did not support our slate, we are hopeful we will be able to do so as we implement our strategic plan."
       AMRESCO, INC. is a small and middle market business lending company. Based in Dallas, AMRESCO has offices nationwide. For more information about AMRESCO, visit the website at www.amresco.com."